Exhibit 10.14

Confidentiality Agreement

This Confidentiality Agreement (the “Agreement”), effective as of February 26, 2013 (the “Effective Date”), is by and between Kips Bay Medical, Inc. (the “Company”) and Nasser J. Kazeminy, Nader Kazeminy and Rhonda Donahoe.

WHEREAS, Nasser J. Kazeminy controls Kips Bay Investments, LLC which owns approximately 25.4% of the Company’s common stock as of the date of this Agreement;

WHEREAS, at the request of Nasser J. Kazeminy, the Board of Directors of the Company has agreed to engage Nader Kazeminy, the son of Nasser J. Kazeminy, and Rhonda Donahoe, Chief Financial Officer of NJK Holding Corporation, as advisors to the Board of Directors of the Company;

WHEREAS, The Company wishes to protect and preserve the confidentiality of any non-public, confidential material of the Company that is disclosed by the Company to Nader Kazeminy, Rhonda Donahoe or Nasser J. Kazeminy or their Representatives;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      For purposes of this Agreement, the following terms have the following meanings:

(a)                                 “Confidential Material” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Company or its officers or directors on or after the date hereof regarding the Company, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents prepared by or for the Recipient which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials.

(b)                                 “Recipient” means each of Nader Kazeminy, Rhonda Donahoe and Nasser J. Kazeminy and any of their Representatives.

(c)                                  “Representatives” means any affiliate of the Recipients or any of Recipients’ employees, agents and consultants (including attorneys, financial advisors and accountants).

Other terms not specifically defined in this Section 1 shall have the meanings given them elsewhere in this Agreement.

2.                                      Each Recipient shall keep the Confidential Material strictly confidential. Each Recipient shall not disclose or permit his or her Representatives to disclose any Confidential Material except if required by law, regulation or legal or regulatory process, but only in accordance with

Section 4; provided, that each Recipient shall require each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto and each Recipient shall be responsible for any breach of this Agreement by any of his or her Representatives.  Each Recipient shall not trade in the securities of the Company on the basis of any Confidential Material.

3.                                      Each Recipient understands and agrees that neither the Company nor any of its officers or directors: (a) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Confidential Material or (b) shall have any liability hereunder to the Recipient or his Representatives relating to or resulting from the use of the Confidential Material or any errors therein or omissions therefrom.

4.                                      If a Recipient or any of his or her Representatives is required, in the written opinion of the Recipient’s counsel, to disclose any Confidential Material, by law, regulation or legal or regulatory process, the Recipient shall (a) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Material, including requesting that the Confidential Material not be disclosed to non-parties or the public; (b) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (c) cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, the Recipient (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Material which, on the advice of the Recipient’s counsel, is legally required to be disclosed and, upon the Company’s request, use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

5.                                      Unless approved in advance in writing by the Board of Directors of the Company, each Recipient agrees that neither the Recipient nor any of his or her Representatives acting on behalf of or in concert with the Recipient (or any of its Representatives) will, so long as Nader Kazeminy or Rhonda Donahoe or any other Representative of Nasser J. Kazeminy serves as an advisor to the Board of Directors of the Company, directly or indirectly:

(a)                                 take any actions or make any public or private communications that are intended to (i) solicit proxies for the election of any nominee for director that has not been approved by the Company’s Board of Directors, (ii) effect a merger, tender offer, business combination or similar transaction involving a change of control of the Company, (iii) effect any restructuring, recapitalization or liquidation of the Company, (iv) acquire any assets of the Company, or (v) seek control of the Company’s Board of Directors or management;

(b)                                 instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above; or

(c)                                  take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above.

Notwithstanding the foregoing provisions of this Section 5, the restrictions set forth in this Section 5 shall terminate and be of no further force and effect if the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise).

6.                                      Each Recipient agrees that neither he or she nor any of his or her Representatives acting on behalf of or in concert with the Recipient (or any of its Representatives) will, so long as Nader Kazeminy or Rhonda Donahoe or any other Representative of Nasser J. Kazeminy serves as an advisor to the Board of Directors of the Company, directly or indirectly engage in any transactions in Company securities unless such transactions:

(a)                                 have been pre-cleared by the Chief Executive Officer of the Company after at least two days prior written notice;

(b)                                 take place during the window period following the end of each quarter when the Company’s officers and directors are permitted to trade in the Company’s securities (beginning 24 hours (not including weekends and other non-business days) after the public release of financial results for such quarter and ending on the last business day of the second month following the end of such quarter);

(c)                                  are made at a time when the Recipient possesses no material non-public information about the Company;

(d)                                 do not result in short swing trading liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(e)                                  if a sale, comply with Rule 144 under the Securities Act of 1933, as amended.

7.                                      The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Recipient and that in addition to all other remedies it may be entitled to, the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.

8.                                      To the extent that any Confidential Material includes materials subject to the attorney-client privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Material (including Confidential Material related to pending or threatened litigation) to the Recipient or any of its Representatives.

9.                                      This Agreement shall continue so long as Nader Kazeminy or Rhonda Donahoe or any other Representative of Nasser J. Kazeminy serves as an advisor to the Board of Directors of the Company.

10.                               This Agreement shall be governed by the laws of the State of Minnesota.

11.                               This Agreement sets forth the entire agreement regarding the Confidential Material, and supersedes all prior negotiations, understandings and agreements. No provision of this Agreement may be modified, waived or changed except by a writing signed by the parties hereto.

12.                               If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other Persons, places or circumstances shall remain in full force and effect.

13.                               Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party.  Any purported assignment without such consent shall be void and unenforceable.  Any purchaser of the Company or all or substantially all of the assets of the Company shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

/s/ Nasser J. Kazeminy

/s/ Nader Kazeminy

/s/ Rhonda Donahoe

KIPS BAY MEDICAL, INC.

By:	/s/ Manny Villafaña

Name:	Manny Villafaña

Title:	Chairman and Chief Executive Officer